EXHIBIT 3.15
STATE OF ALABAMA
     I, Jim Bennett, Secretary of State of the State of Alabama, having custody of the Great and Principal Seal of said State, do hereby certify that the domestic corporation records on file in this office discloses that Woodland Medical Clinic, Inc. incorporated in Cullman County, Montgomery, Alabama on February 17, 1995. I further certify that the records do not disclose that said Woodland Medical Clinic, Inc. has been dissolved.
     In Testimony Whereof, I have hereunto set my hand and affixed the Great Seal of the State, at the Capitol, in the City of Montgomery, on this day.
Date: 02/22/95
[SEAL]

/s/ Jim Bennett
Jim Bennett, Secretary of State

ARTICLES OF INCORPORATION
OF
WOODLAND MEDICAL CLINIC, INC.
     The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation under the Alabama Business Corporation Act, does hereby adopt the following Articles of Incorporation for such corporation:
     ARTICLE ONE: The name of the Corporation is Woodland Medical Clinic, Inc.
     ARTICLE TWO: The period of its duration is perpetual.
     ARTICLE THREE: The purpose for which the Corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the Alabama Business Corporation Act (the “Alabama Act”).
     ARTICLE FOUR: The aggregate number of shares which the Corporation shall have authority to issue is One Thousand (1,000) shares of $.01 par value per share common stock.
     ARTICLE FIVE: The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000), consisting of money, labor done or property actually received.
     ARTICLE SIX: The street address of its initial registered office is P.O. Box 5018, 25 Washington Avenue, Suite 201, Montgomery, Alabama 16103 and the name of its initial registered agent at such address is CSC-Lawyers Incorporating Service Incorporated.
     ARTICLE SEVEN: The number of directors of the Corporation may be fixed by the Bylaws.
     The number of directors constituting the initial board of directors is three (3), and the names and addresses of the persons who are to serve as directors until the first annual meeting of the shareholders or until a successor is elected and qualified are:

Tyree G. Wilburn	Deborah G. Moffett
155 Franklin Road, Suite 400	3707 FM 1960 West, Suite 500
Brentwood, TN 37027	Houston, TX 77068
T. Mark Buford
3707 FM 1960 West, Suite 500
Houston, TX 77068
ARTICLE EIGHT: The name and address of the incorporator is:
Robin J. Payton
414 Union Street, Suite 1600
Nashville, Tennessee 37219
     ARTICLE NINE: To the greatest extent permitted by Alabama law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 10-2A-75 of the Alabama Act or (iv) for any transaction from which the director derives an improper personal benefit. If the Alabama Act is amended hereafter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Alabama Act, as so amended.
     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     ARTICLE TEN: A. Rights to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, or is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Alabama Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue with respect to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that except as provided in paragraph (B) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding initiated by such indemnitee only if such proceeding was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Alabama Act requires, an advancement of expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article or otherwise.
     B. Right of Indemnitee to Bring Suit. If a claim under paragraph (A) of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation (except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days), the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met the applicable standard of conduct set forth in the Alabama Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee has met the applicable standard of conduct set forth in the Alabama Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the indemnitee has not met such applicable standard of conduct, or in the case of such a suit brought by the indemnitee, shall be a defense to such suit. In any suit brought, by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled under this Article or otherwise to be indemnified, or to such advancement of expenses, shall be on the Corporation.

     C. Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation or any Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.
     D. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Alabama Act.
     E. Indemnity of Employees and Agents of the Corporation. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article or as otherwise permitted under the Alabama Act with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
     ARTICLE ELEVEN: The Bylaws of the Corporation may be altered, amended or repealed or new Bylaws may be adopted by the board of directors.
     IN WITNESS WHEREOF, I have hereunto set my hand, this 15th day of February, 1994.

/s/ Robin J. Payton
Robin J. Payton, Incorporator
414 Union Street Suite 1600 Nashville, Tennessee 37219

STATE OF ALA. — CULLMAN CO.
FILED 10:56 AM 02/17/1995
/s/ Tom Burlison
Book 23, Page 581

STATE OF ALABAMA
FOR-PROFIT CORPORATION
ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
     THIS FORM MAY BE USED To:
•	CHANGE THE CORPORATE TITLE

•	CHANGE THE PERIOD OF DURATION

•	CHANGE, ENLARGE OR DIMINISH CORPORATE PURPOSES

•	INCREASE OR DECREASE AUTHORIZED CAPITAL STOCK

•	EXCHANGE, CLASSIFY, RECLASSIFY OR CANCEL SHARES OF STOCK
INSTRUCTIONS
     STEP 1: IF CHANGING THE CORPORATION’S NAME, CONTACT THE OFFICE OF THE SECRETARY OF STATE AT (334) 242-5324 TO RESERVE A CORPORATE NAME.
     STEP 2: FILE THE ORIGINAL AND ONE COPY IN THE COUNTY WHERE THE ORIGINAL ARTICLES OF INCORPORATION ARE FILED (IF THE AMENDMENT CHANGES THE NAME, THE CERTIFICATE OF NAME RESERVATION MUST BE ATTACHED). IF CHANGING THE NAME, THE SECRETARY OF STATE’S FILING FEE IS $20.
     PURSUANT TO THE PROVISIONS OF THE ALABAMA BUSINESS CORPORATION ACT, THE UNDERSIGNED HEREBY ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT.
     Article I: The name of the corporation. Woodland Medical Clinic, Inc.
     Article II: The following amendment was adopted in the manner provided for by the Alabama Business Corporation Act. The name of the Corporation is hereby changed to Cullman County Medical Clinic, Inc.
     Article III: The amendment was adopted by the shareholders or directors in the manner prescribed by law on March 2, 1995.
     Article IV: The number of shares outstanding at the time of the adoption was 0; the number of shares entitled to vote thereon was 0. (If the shares of any class are entitled to vote thereon as a class, the designation and number of outstanding shares entitled to vote thereon of each such class.)
     Article V The number of shares voted for the amendment was 0 and the number of shares voted against such amendment was 0. (If no shares have been issued write a statement to that effect.) The corporation has not yet issued share

Date: March 3, 1995	/s/ Sara Martin-Michels
Sara Martin-Michels, Assistant Secretary

STATE ALA. — CULLMAN CO.
FILED 11:09 03/07/1995
/s/ Tom Burlison
Book 23, Page 642
Mar 02 ’95 14:13          205 240 3138     Page .03